Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP
LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

3161 Michelson Drive, Irvine, California 92612-4412
(949) 451-3800
www.gibsondunn.com

September 11, 2007

Client Matter No.

29003-00258

Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503

Re:                               Proposed Offering of up to 5,882,006 Shares of Common Stock Pursuant to the Fleetwood Enterprises, Inc., 2007 Stock Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fleetwood Enterprises, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about September 11, 2007, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 5,882,006 shares of the Company’s common stock, par value $1 per share, including the associated preferred stock purchase rights (the “Shares”), which have been reserved for issuance from time to time pursuant awards granted and to be granted pursuant to the Fleetwood Enterprises, Inc. 2007 Stock Incentive Plan (the “Plan”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP